UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 13, 2005

DARK DYNAMITE, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)
1-10559 (Commission File Number)	65-1021346 (IRS Employer Identification Number)

c/o Jared Gold President
63 West 100 South, 2nd Floor Studio Salt Lake City, Utah 84101
(Address of Principal Executive Offices) (Zip Code)

(801) 746-3435
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Dark Dynamite, Inc., a Nevada corporation (the "Registrant"), in connection with the items set forth below.

ITEM 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

The Registrant reports that its Board of Directors appointed Mr. Ming Lei as a Director and as its Chief Executive Officer and President on October 13, 2005. Mr. Lei will assume the duties of President, which were formerly discharged by Jared Gold, who resigned as President on October 13, 2005, but remains a Director of the Registrant.

Mr. Lei is 39 years of age, he majored in Economics and Management, and he has a bachelors degree. He started his career in the tourism industry in 1990, acting as the General Manager of Shanxi Qian Ling Travel Service Ltd., a corporation organized and existing under the laws of the Peoples’ Republic of China. In 1998, he began working at the E Pang Gong Theme Park, located in Xi’an, China, and he was responsible for operations and management of the theme park. Beginning in 2002, he served as the General Manager of Qin Epanggong Lv You Gong Si, the corporate entity which holds the lease and owns certain leasehold improvements at the theme park. Mr. Lei has a great deal of experience in theme park management and marketing. He was responsible for consistent growth in E Pang Gong’s business while the theme park was under his management.

There are no transactions during the last two years, or proposed transactions, to which the Registrant was or is a party, in which Mr. Lei had or is to have a direct or indirect material interest in excess of $60,000. In addition, Mr. Lei does not have an employment contract with the Registrant.

There are no arrangements or understanding between Mr. Lei and any other persons, pursuant to which Mr. Lei was selected as a director. Mr. Lei is not expected to serve on any committees of the Board at the present time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARK DYNAMITE, INC.

Date: October 19, 2005	By:	/s/ Jared Gold
Jared Gold Director

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